ARTICLES SUPPLEMENTARY

                                       TO

                           ARTICLES OF INCORPORATION

                                       OF

                        LEGG MASON INVESTORS TRUST, INC.

         FIRST: The Board of Directors ("Board") of Legg Mason Investors Trust, Inc., a Maryland Corporation ("Corporation") organized on May 5, 1993, has, by action on February 13, 1998, classified one hundred million (100,000,000) shares of authorized, but previously unissued and unclassified, capital stock of the Corporation as a series to be known as Legg Mason U.S. Small-Capitalization Value Trust. Of these one hundred million (100,000,000) shares, the Board has designated fifty million (50,000,000) shares as Legg Mason U.S. Small-Capitalization Value Trust, Class A shares and fifty million (50,000,000) shares as Legg Mason U.S. Small-Capitalization Value Trust, Class Y shares.

         The previous designation of shares of capital stock of the series known as Legg Mason American Leading Companies Trust into Class A and Class Y shares, and the previous designation of shares of capital stock of the series known as Legg Mason Balanced Trust into Class A and Class Y, shares remain the same.

         The par value of the shares of capital stock of each class of the Corporation remains one tenth of one cent ($0.001) per share. Immediately before the classification and designation described herein, the aggregate par value of all of the authorized shares was one million (1,000,000) dollars and so remains.

         The Class A and Class Y shares of Legg Mason U.S. Small-Capitalization Value Trust shall represent investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, except as provided in the Corporation's Articles of Incorporation and as set forth below:

         (1) The net asset values of Class A shares and Class Y shares shall be calculated separately. In calculating the net asset values,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;


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                  (b)      Each class shall be charged separately with such
                           other expenses as may be permitted by U.S. Securities and Exchange Commission ("SEC") rule or order and as the Board shall deem appropriate;

                  (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of that class bears to the net asset value of the Legg Mason U.S. Small-Capitalization Value Trust, except as the SEC may otherwise require;

         (2) Dividends and other distributions shall be paid on Class A shares and Class Y shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A shares and Class Y shares. In calculating the amount of any dividend or other distribution,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board shall deem appropriate;

                  (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of that class bears to the net asset value of the Legg Mason U.S. Small-Capitalization Value Trust, except as the SEC may otherwise require;

         (3) Each class shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes shall vote together, and every share, regardless of class, shall have an equal vote with every other share.

         SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         THIRD:   The total number of shares of capital stock that the
Corporation has authority to issue remains unchanged.

         FOURTH: The reclassification described herein was effected by the Board pursuant to a power contained in Sections 6.1 and 6.2 of the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, the undersigned Vice President and Treasurer of Legg Mason Investors Trust, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Date:             March 16, 1998       /s/ Marie K. Karpinski
                                       ______________________
                                       Marie K. Karpinski
                                       Vice President and Treasurer


Attest:           /s/ Kathi D. Bair
                  _________________
                  Kathi Bair
                  Secretary

Baltimore, Maryland (ss)


Subscribed and sworn to before me this 16th day of March, 1998.



/s/ Melody N. McFaddin
_______________________

Notary Public




Melody McFaddin, Notary Public
Carroll County
State of Maryland
My Commission Expires Jan. 1, 2001